Exhibit 99.1

Contact: Shaun A. Burke                        For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES
A 22% INCREASE IN QUARTERLY EARNINGS PER SHARE

SPRINGFIELD, MO - (April 14, 2005) - Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company (the "Company") for Guaranty Bank, today announces the following highlights for its first quarter ended March 31, 2005:

First Quarter 2005 Financial Highlights

•	Earnings per share increases 22% over prior year quarter
•	Net income increases 25% over prior year quarter
•	Net interest income increases 23% over prior year quarter
•	Net interest margin increases 24 basis points over prior year quarter to 3.30%
•	Total assets increase $9M, or 2% from December 31, 2004
•	Loans increase $17M, or 4% from December 31, 2004
•	Deposits increase $6M, or 2% from December 31, 2004

The Company today announces that earnings for the first quarter ended March 31, 2005 were $0.43 per share, ($1,215,000), up from the $0.35 per share ($969,000) the Company earned during the same quarter in the prior year. This represents a 22% increase in quarterly earnings per share.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 184,623 shares of common stock under this plan at an average cost of $20.13 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc. has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is located in Springfield, Missouri, and has seven branches and 19 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

Financial Highlights:
	Quarter ended
Operating Data:	31-Mar-05	31-Mar-04

Total interest income	$5,901	$4,841
Total interest expense	2,457	2,050
Provision for loan losses	225	189
Net interest income after
provision for loan losses	3,219	2,602
Noninterest income	884	850
Noninterest expense	2,180	2,043
Income before income tax	1,923	1,409
Income tax expense	708	440
Net income	$1,215	$969
Net income per share-basic	$0.43	$0.35
Net income per share-diluted	$0.41	$0.33

Annualized return on average assets	1.11%	1.01%
Annualized return on average equity	11.91%	10.08%
Net interest margin	3.30%	3.06%

	At	At
Financial Condition Data:	31-Mar-05	31-Dec-04
Cash and cash equivalents	$8,638	$15,896
Investments	15,470	16,407
Loans,net of allowance for loan losses	409,680	392,333
3/31/2005 - $4,739; 12/31/2004 - $4,537
Other assets	15,769	15,960
Total assets	$449,557	$440,596

Deposits	$302,081	$296,388
FHLB advances	104,000	100,000
Other liabilities	3,778	3,435
Total liabilities	409,859	399,823
Stockholder's equity	39,698	40,773
Total liabilities and stockholder equity	$449,557	$440,596
Equity to assets ratio	9%	9%
Book value per share	$14.32	$14.45
Non performing assets	$506	$1,085